EXHIBIT 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400

Release Date:	July 31 , 2008
For Immediate Release

      MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER

Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the recently formed “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced that the Company is reporting a net loss for the three months ended June 30, 2008 of $63,000 compared to net income of $805,000 for the three months ended June 30, 2007.  For the nine months ended June 30, 2008, the Company’s net income was $874,000, compared to $2.3 million for the comparable nine month period in fiscal 2007.  The loss for the three months was primarily a result of a non-recurring pretax charge of $1.2 million for the contribution made to the Malvern Federal Charitable Foundation and a $406,000 increase in the provision for loan losses, offset by a $274,000 increase in net interest income.

Ronald Anderson, President and Chief Executive Officer, commented that “We have a dedicated team at Malvern Federal committed to implementing a growth strategy focused on building profitable deposit and lending relationships.  We are excited to be able to move forward in our new mutual holding company structure for the benefit of the Bank and our new shareholders.  We remain committed to serving our communities with the highest level of customer service.  Our local charities and neighborhoods will benefit from our support through the $1.2 million donation to the Malvern Federal Charitable Foundation.  The support we received from our depositors and other members of the community in the Company’s public offering was greatly appreciated, and we will work hard to enhance shareholder value as we move forward.”

The Company’s net interest income for the three months ended June 30, 2008 was $3.7 million, an increase of $274,000 from the three months ended June 30, 2007.  For the three months ended June 30, 2008, the Company's average interest rate spread and net interest margin were 2.19% and 2.65%, respectively, compared to 2.29% and 2.71%, respectively, for the third quarter of fiscal 2007.  For the nine months ended June 30, 2008, net interest income was $10.3 million, an increase of $135,000 from the nine month period ended June 30, 2007.

Interest and dividend income increased by $12,000 in the three month period ended June 30, 2008 compared to the three month period ended June 30, 2007.  Interest income earned on loans increased in both the three months and nine months ended June 30, 2008, over the prior comparable periods in fiscal 2007 due primarily to growth in the loan portfolio.  During the third quarter of fiscal 2008 compared to the third quarter of fiscal 2007, the average balance of loans receivable increased by $64.6 million.  Similarly, during the nine month period ended June 30, 2008 compared to the nine months ended June 30, 2007, the average balance of loans receivable increased $80.2 million.  The increases in average total loans during the fiscal 2008 periods were due primarily to growth in the Company's single-family residential mortgage loans, commercial and real estate loans and second mortgage loans.  The increases in interest income in the fiscal 2008 periods from our loan portfolio were partially offset by lower income amounts earned on our investment securities portfolio primarily due to lower average balances in the fiscal 2008 periods.  The average balances of investment securities decreased by $13.2 million and $9.5 million, respectively, during the three month and nine month periods ended June 30, 2008 compared to the respective comparable periods in fiscal 2007. Excess cash flows from the investment securities portfolio were reinvested during fiscal 2008 primarily in new loan originations.

The Company’s interest expense for the three month period ended June 30, 2008 was $4.6 million, a decrease of $262,000 from the three month period ended June 30, 2007.  For the nine months ended June 30, 2008 compared to the nine months ended June 30, 2007, the Company's total interest expense increased by $278,000.  The increase in interest expense in the first nine months of fiscal 2008 reflects the Company's increased use of FHLB borrowings as a source of funds for new loan originations and purchases as well as an increase in the average balance of deposits due in part to the Company's increased promotional efforts to attract additional money market accounts.

The provision for loan losses was $405,000 for the three months ended June 30, 2008 compared to no provision for the quarter ended June 30, 2007.  The Company had approximately $270,000 of net charge-offs to the allowance for loan losses in the three months ended June 30, 2008 compared to $61,000 of net charge-offs for the quarter ended June 30, 2007.  During the three months ended June 30, 2008, our charge-offs included three commercial real estate loans with an aggregate carrying value of $94,000 and two residential second mortgages of $176,000 in the aggregate.  While we have no sub-prime mortgage loans in our portfolio, the charge-offs during the three months ended June 30, 2008 reflect, in part, the softening of the economy.  For the nine months ended June 30, 2008, the Company's provision for loan losses amounted to $869,000 compared to $168,000 for the nine months ended June 30, 2007.  Net charge-offs amounted to $642,000 for the nine months ended June 30, 2008 compared to $149,000 for the nine months ended June 30, 2007.

The Company's other, or non-interest, income increased by $135,000 and $286,000 in the quarter and nine months ended June 30, 2008 over the comparable periods in fiscal 2007.  The increases in the fiscal 2008 periods also reflect increases in deposit account service charges and other fees, as well as an increase in income from bank owned life insurance.

Other, or non-interest, expenses of the Company increased by $1.4 million and $2.2 million in the quarter and nine months ended June 30, 2008 over the comparable periods in fiscal 2007.  As previously indicated, the Company made a $1.2 million contribution to the Malvern Federal Charitable Foundation which is included in other expenses.  The increases in the fiscal 2008 periods also reflect increased salary and benefit expense and increases in other operating expenses and professional fees.

Income tax benefit for the third quarter of fiscal 2008 was $101,000 compared to income tax expense of $462,000 for the third quarter of fiscal 2007.  Income tax expense for the nine-months ended June 30, 2008 amounted to $335,000 compared to $1.3 million for the nine months ended June 30, 2007.  The decrease in income tax expense was due to the decrease in our pre-tax income for the respective periods.

The Company’s total assets amounted to $605.5 million at June 30, 2008 compared to $551.9 million at September 30, 2007.  The primary reason for the increase in assets during the first nine months of fiscal 2008 was an increase in net loans receivable of $75.0 million, or 16.1%, which was partially offset by an aggregate $4.8 million reduction in the Company's investment securities portfolio.  Cash and cash equivalents decreased by $8.2 million at June 30, 2008 compared to September 30, 2007 due primarily to the use of cash to fund loan demand and deposit out-flows.

Stockholders’ equity increased by $25.8 million to $69.9 at June 30, 2008 compared to $44.0 million at September 30, 2007 primarily due to the $26.0 million in net proceeds raised in the Company’s recently completed stock offering.  The Company issued 2,645,575 shares of common stock, representing 45% of the total outstanding shares of the Company, to subscribers in the stock offering and to the foundation.  The remaining 55% or 3,383,875 shares were issued to Malvern Federal Mutual Holding Company, the Company’s parent mutual holding company.  Retained earnings increased by $874,000 to $45.2 million as a result of net income for the first nine months of the fiscal 2008.

At June 30, 2008 the Company's total non-performing assets amounted to $6.8 million, or 1.12% of total assets, compared to $1.2 million in non-performing assets at June 30, 2007, constituting 0.25% of total assets at such date, and $2.6 million, or 0.47% of total assets, at September 30, 2007.  The $4.2 million increase in non-performing assets during the first nine months of fiscal 2008 was due primarily to one $3.5 million mixed-use commercial real estate loan becoming non-accrual/non-performing during the first quarter of fiscal 2008.  The Company has commenced foreclosure proceedings on the property securing this loan and anticipates no additional losses with respect to this loan.  At June 30, 2008, the Company's allowance for loan losses was 70.35% of non-performing loans and 0.87% of total loans.

Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters and main office in Paoli, Pennsylvania, a suburb of Philadelphia.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

SELECTED FINANCIAL AND OTHER DATA (Unaudited)

	At June 30, 2008	At September 30, 2007
	(Dollars in Thousands)
Selected Financial Condition Data:
Total assets	$605,541	$551,932
Loans receivable, net	541,204	466,192
Loans held for sale	--	9,258
Securities held to maturity	2,906	1,479
Securities available for sale	22,904	29,098
FHLB borrowings	91,882	71,387
Deposits	438,217	433,488
Shareholder’s Equity	69,855	44,039
Total liabilities	535,686	507,893
Allowance for loan losses	4,768	4,541
Non-performing loans	6,778	2,388
Non-performing assets	6,778	2,615

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
	(Dollars in Thousands)		(Dollars in Thousands)
Selected Operating Data:
Total interest and dividend income	$8,346	$8,334	$24,773	$24,360
Total interest expense	4,596	4,858	14,469	14,191
Net interest income	3,750	3,476	10,304	10,169
Provision for loan losses	405	0	869	168
Net interest income after provision for loan losses	3,345	3,476	9,435	10,001
Total other income	469	334	1,387	1,101
Total other expenses(1)	3,978	2,543	9,613	7,441
Income tax expense (benefit)	(101)	462	335	1,319
Net income (loss)	$(63)	$805	$874	$2,342

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Selected Financial Ratios and Other Data(2):
Performance Ratios:
Return on assets (ratio of net income to average total assets)	-0.04%	0.61%	0.11%	0.34%
Return on average equity (ratio of net income to average equity)	-0.45	7.61	1.37	4.20
Interest rate spread(3)	2.19	2.29	2.12	2.27
Net interest margin(4)	2.65	2.71	2.54	2.68
Non-interest expenses to average total assets	2.71	1.92	1.21	1.07
Efficiency ratio(5)	94.28	66.76	82.23	66.03
Asset Quality Ratios(6):
Non-performing loans as a percent of gross loans	1.25	0.25	1.25	0.25
Non-performing assets as a percent of total assets	1.12	0.25	1.12	0.25
Allowance for loan losses as a percent of gross loans	0.87	0.73	0.87	0.73
Allowance for loan losses as a percent of non-performing loans	70.35	290.63	70.35	290.63
Capital Ratios(6):
Total risk-based capital to risk weighted assets	15.77	11.50	15.77	11.50
Tier 1 risk-based capital to risk weighted assets	14.94	10.68	14.94	10.68
Tangible capital to tangible assets	11.58	8.23	11.58	8.23
Tier 1 leverage (core) capital to adjustable tangible assets	11.58	8.23	11.58	8.23
Equity to total assets	11.54	7.98	11.54	7.98
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(1)
Includes $1.2 million expense during the quarter and nine months ended June 30, 2008 for the Company’s contribution to the Malvern Federal Charitable Foundation in connection with the reorganization and stock issuance.

(2)	Ratios have been annualized where appropriate.
(3)	Represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(4)	Net interest income divided by average interest earning assets.
(5)	Represents non-interest expense divided by net interest income and total other income.
 (6)   Asset quality ratios and capital ratios are end of period ratios